Exhibit 99.1

FOR IMMEDIATE RELEASE
July 27, 2018

For more information
Trisha Voltz Carlson, EVP, Investor Relations Manager
504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Increases Quarterly Dividend 12.5%

GULFPORT, Miss.  (July 27, 2018) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that at its July meeting, the company’s board of directors approved a regular third quarter 2018 common stock cash dividend of $0.27 per common share. This is an increase of $.03 per common share, or 12.5%, in its quarterly dividend.

“The company has paid an uninterrupted quarterly dividend since 1967, demonstrating our core belief in a strong and stable company,” said John M. Hairston, President and CEO. “We are very pleased to be in a position today to reward our shareholders with a 12.5% dividend increase. On behalf of our Board of Directors, we thank our shareholders for their continued commitment and ownership in the Hancock Whitney organization.”

The third quarter dividend is payable September 14, 2018 to shareholders of record as of September 5, 2018.

About Hancock Whitney
Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee, as well as trust and asset management offices in New Jersey and New York. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.

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